UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  FORM 8-K

                               CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of
                    The Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported): September 30, 1997


                           SANTA BARBARA BANCORP
           (Exact name of registrant as specified in its charter)


California                      0-11113                   95-3673456
(State or other          (Commission File Number)        (IRS Employer
 jurisdiction of                                      Identification No.)
 incorporation)


        1021 Anacapa Street, Santa Barbara, California          93102
          (Address of principal executive offices)           (Zip Code)


Registrant's telephone number, including area code: (805) 564-6300

Item 5. Other Events.

     Effective September 30, 1997, Santa Barbara Bancorp, Santa Barbara, California (the "Company"), completed its acquisition of 100% of the outstanding capital stock of Citizens State Bank of Santa Paula, a California state banking corporation headquartered in Santa Paula, California ("Citizens State Bank"). The Company acquired Citizens State Bank through the statutory merger (the "Merger") of a recently formed, wholly owned subsidiary of the Company with and into Citizens State Bank, with Citizen State Bank being the surviving corporation in the Merger. In consideration of the Merger, the former shareholders of Citizens State Bank will receive $1,925.00 in cash for each share of Citizens State Bank previously owed. The shareholders of Citizens State Bank approved the transaction at a special meeting held on September 18, 1997.

     Effective October 1, 1997, the Company then caused Citizens State Bank to merge with and into Santa Barbara Bank & Trust, a wholly owned subsidiary of the Company and a California state banking corporation and member of the Federal Reserve System, with Santa Barbara Bank & Trust being the surviving corporation in this second-step merger.

     The Company also announced an increase in its quarterly cash dividend rate from $0.23 per share to $0.26 per share. The Company announced that its fourth quarter dividend will be payable on November 11, 1997 to shareholders of record on October 21, 1997.

     A copy of the Company's press release announcing its completion of the acquisition of Citizens State Bank and the increase in its quarterly dividend rate is attached as an exhibit to this Current Report.


Item 7.  Financial Statements and Exhibits

     (a)     Financial statements of businesses acquired.

             Not Applicable.

     (b)     Pro forma financial information.

             Not Applicable.

     (c)     Exhibits.

     The following exhibits are furnished in accordance with Item 601 of Regulation S-K.

     99.1     Press Release

                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

                              SANTA BARBARA BANCORP



Date: October 3, 1997         By:     /s/ Donald E. Lafler
                                          Donald E. Lafler
                                          Chief Financial Officer




                               INDEX TO EXHIBITS

     Item                              Description

     99.1 Press Release of Santa Barbara Bancorp, dated October 3, 1997, announcing acquisition of Citizens State Bank and increase in quarterly cash dividend rate.

EXHIBIT 99.1

                                October 3, 1997
                             FOR IMMEDIATE RELEASE

                  SANTA BARBARA BANCORP COMPLETES ACQUISITION
                 OF CITIZENS STATE BANK AND INCREASES DIVIDEND

The Board of Directors of Santa Barbara Bancorp, parent company of Santa Barbara Bank & Trust, announced the completion of the acquisition of Citizens State Bank of Santa Paula effective at the end of business, September 30. The Board also announced an increase in the quarterly dividend of 13% from $0.23 to $0.26 per share. The dividend will be payable November 11, 1997 to shareholders of record on October 21, 1997.

According to Tom Thomas, President and CEO of Santa Barbara Bank & Trust, "Although the merger of Citizens into Santa Barbara Bank & Trust occurred October 1, the three branches of Citizens will continue to use the Citizens State Bank name until early November when all the computer conversions will be completed and they will then start using the Santa Barbara Bank & Trust name. With all the documents signed, we are looking forward to the opportunity to continue to provide the high level of service that customers of Citizens have been receiving over the 70 years that Citizens has been serving the communities of Santa Paula and Fillmore. Santa Barbara Bank & Trust will also be able to offer an expanded line of products and services to these customers because of its additional resources. The inclusion of these three branches makes Santa Barbara Bank & Trust the leading independent bank in western Ventura County. The Bank also opened a second Camarillo office on October 1 and will open in office in the Port Hueneme area in the first quarter of 1998."

Thomas indicated that the Board increased the Bancorp quarterly dividend in recognition of the continuing trend of increasing net income for each quarter over the same quarter of the prior year. This trend is primarily due to strong earnings from both the Santa Barbara and Ventura County regions, the addition of the five offices in Northern Santa Barbara County from the acquisition of First Valley Bank, increased Trust and Investment Services fees, and a continuing improvement in credit quality.

The Company currently has assets of $1.4 billion with 22 offices from Camarillo to Santa Maria. The acquisition of Citizens will add about $90 million in assets and three offices.

The Company's stock is traded on the NASDAQ stock market with the trading symbol of SABB.

For Information contact:

David W. Spainhour               (805) 564-6345
William S. "Tom" Thomas, Jr.     (805) 564-6216